UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 18, 2011

MANTRA VENTURE GROUP LTD.
(Exact name of registrant as specified in its charter)

British Columbia	n/a	26-0592672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

#4 2119 152nd Street
Surrey, British Columbia, Canada	V4A 4N7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 535-4145

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Certain Officers; Appointment of Certain Officers

On January 18, 2011, Mantra Venture Group Ltd.., (“we”, “us”, “our”) received a resignations from Con Buckley as our Chief Financial Officer and Principal Accounting Officer. Mr. Buckley’s resignation was not due to any disagreement with us.

Also on January 18, 2011, we received a consent to act from Mr. Larry Kristof. Mr. Kristof was consequently appointed as our Chief Financial Officer and Principal Accounting Officer.

Larry Kristof – President, CEO, CFO, Principal Accounting Officer, Secretary, Treasurer and Director

Larry Kristof has been our President, Chief Executive Officer and director since our inception on January 22, 2007. Mr. Kristof has over 15 years experience in business development and management. From 2003 until April 2007 he was the President and Chief Executive Officer of Lexington Energy Services Inc., a public company quoted on the OTC Bulletin Board under the symbol LXES.OB.

Mr. Kristof co-founded Lexington Energy in 2003 and successfully built the company from concept through assets of over $7 million. Under Mr. Kristof’s direction, Lexington Energy designed and commercialized innovative mobile drilling rigs and nitrogen generation technologies. From 2003 to 2005, Mr. Kristof co-founded Lexington Communications Ltd., a company in the business of providing investor and corporate communications expertise to public companies. In early 2003, Mr. Kristof worked as the Corporate Communications Manager of Trivello Energy Corp. (TSX-V: TRV.V), a company engaged in oil and gas exploration and production in western Canada. From 1998 to 2001, Mr. Kristof was the founder and President of Westec Venture Group Inc., a business development and venture capital service provider.

Other than as disclosed in our periodic filings, there have been no transactions between our company and Mr. Kristof since our last fiscal year which would be required to be reported herein. There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANTRA VENTURE GROUP LTD.

/s/ Larry Kristof
Larry Kristof
President and Director

Date January 19, 2011